Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Comstock Holding Companies, Inc.

Reston, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2019, relating to the consolidated financial statements of Comstock Holding Companies, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

McLean, Virginia

April 8, 2019